CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


     PROVIDIAN FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST. The Board of Directors of Providian Financial Corporation at a meeting on February 17, 1999 duly adopted resolutions which set forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the corporation, declaring such amendment to be advisable, and recommended such amendment for approval by the stockholders of the corporation at its 1999 annual meeting of stockholders. The proposed amendment provided that Section (A) of Article FOURTH of the corporation's Amended and Restated Certificate of Incorporation be amended to increase the number of shares of authorized common stock from 400,000,000 to 800,000,000, and to read as follows:

          FOURTH. (A) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 850,000,000, of which 50,000,000 are to be Preferred Stock, par value $.01 per share (hereafter called the "Preferred Stock"), and 800,000,000 are to be Common Stock, par value $.01 per share (hereafter called the "Common Stock").

     SECOND. At the 1999 annual meeting of stockholders of the corporation held on May 11, 1999, and duly called upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD.  The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Providian Financial Corporation has caused this certificate to be signed by Shailesh J. Mehta, its Chairman, President and Chief Executive Officer, and attested by Ellen Richey, its Executive Vice President, General Counsel and Secretary, this 11th day of May, 1999.

                                    PROVIDIAN FINANCIAL CORPORATION


                                    By /s/ Shailesh J. Mehta
                                       ----------------------------
                                       Shailesh J. Mehta,
                                       Chairman, President and
                                       Chief Executive Officer
ATTEST:


By: /s/ Ellen Richey
    ---------------------------
    Ellen Richey,
    Executive Vice President,
    General Counsel and Secretary